EXHIBIT 12
                                                      TO REGISTRATION STATEMENT

                      RATIO OF EARNINGS TO FIXED CHARGES
                       FOR THE YEAR ENDED DECEMBER 31,
                                 (UNAUDITED)
                    (for S-3 shelf registration statement)

                                          1995         1996        1997          1998         1999
                                       --------------------------------------------------------------
                                                           (Dollars in thousands)

Net income                              114,776      129,077      255,978       228,757      239,769
Income taxes                             68,292       74,565      152,363       158,701      189,503
                                       --------------------------------------------------------------

Pretax income                           183,068      203,642      408,341       387,458      429,272

Adjustments to earnings:

Fixed charges                            44,484       46,145       57,731       168,586      152,950
Capitalized interest                       (746)      (1,063)        (797)         (626)      (1,990)
Preferred dividends paid to
   outside parties                         (123)        (420)        (460)         (408)        (403)
Gross earnings from
   unconsolidated cellular
   partnerships                         (20,155)     (26,952)     (27,852)      (32,869)     (29,956)
Distributed earnings from
   unconsolidated cellular
   partnerships                           4,957       15,648       16,825        26,515       22,219
Gross losses from
   unconsolidated cellular
   partnerships                              71            0           58             0        2,281
Minority losses from majority-
   owned subsidiaries                      (321)        (239)      (1,437)          (37)         (10)
                                       --------------------------------------------------------------

Earnings as adjusted                    211,235      236,761      452,409       548,619      574,363
                                       ==============================================================

Fixed charges:

Interest expense                         43,615       44,662       56,474       167,552      150,557
Interest capitalized                        746        1,063          797           626        1,990
Interest portion of rental
   expense                                  ---          ---          ---           ---          ---
Preferred dividends paid to
   outside parties                          123          420          460           408          403
                                       --------------------------------------------------------------

Total fixed charges                      44,484       46,145       57,731       168,586      152,950
                                       ==============================================================

Ratio of earnings to fixed
   charges                                 4.75         5.13         7.84          3.25         3.76
                                       ==============================================================

Ratio of earnings to fixed
   charges and preferred stock
   dividends                               4.74         5.10         7.80          3.25         3.75
                                       ==============================================================
